UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 13, 2023
______________________
Origin Materials, Inc.
(Exact name of registrant as specified in its charter)
______________________

Delaware	001-39378	87-1388928
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

930 Riverside Parkway, Suite 10 West Sacramento, CA	95605
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +1 (916) 231-9329
N/A
(Former Name or Former Address, if Changed Since Last Report)
______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ORGN	The NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ORGNW	The NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On June 13, 2023, Nate Whaley, informed Origin Materials, Inc. (the “Company”) that he will be stepping down from his role as Chief Financial Officer effective September 1, 2023. On June 14, 2023 (“Agreement Date”), the Company and Nate Whaley mutually agreed to enter into a Transition, Separation and Advisory Agreement (“Separation Agreement”), pursuant to which Mr. Whaley has resigned from his position of Chief Financial Officer, effective on the earlier of (i) September 1, 2023 or (ii) such date that he or the Company elects to terminate his employment pursuant to of the terms of the Separation Agreement (“Separation Date”).

During the period between the Agreement Date and the Separation Date (“Transition Period”), Mr. Whaley will continue to serve as Chief Financial Officer and has agreed to assist with the transition of his duties and responsibilities. Mr. Whaley will continue to receive his base salary in effect as of the Agreement Date and will remain eligible to participate in Company benefit plans during the Transition Period. Mr. Whaley will also continue to vest in any outstanding options, restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) during the Transition Period, subject to the terms of such grants. Effective as of the Agreement Date, Mr. Whaley will not be eligible for any bonus, commissions, or incentive programs.

Pursuant to the terms of the Separation Agreement, if Mr. Whaley (i) complies with his obligations under the Separation Agreement and (ii) executes and returns a release in the form attached to the Separation Agreement on or within 21 days after the Separation Date ((i)-(ii) collectively, the “Preconditions”), then provided he timely elects continued coverage under COBRA, the Company will directly pay the COBRA premiums required to continue Mr. Whaley’s health insurance coverage (including coverage for eligible dependents, if applicable) through the period starting on the Separation Date and ending on the earlier of (a) two (2) months after the Transition Period; (b) the date Mr. Whaley becomes eligible for group health insurance coverage through a new employer; or (c) the date Mr. Whaley ceases to be eligible for COBRA coverage for any reason.

Beginning on the Separation Date, the Company will engage Mr. Whaley as an advisor. If Mr. Whaley does not satisfy the Preconditions, the advisory engagement will terminate upon the thirtieth day after the Separation Date. If Mr. Whaley satisfies the Preconditions, his advisory engagement will terminate on December 31, 2023, unless earlier terminated by Mr. Whaley or the Company pursuant to the terms of the Separation Agreement. During Mr. Whaley’s advisory engagement (“Advisory Period”), Mr. Whaley will continue to vest in his options, RSUs and PSUs, pursuant to the terms of the respective grants.

The Separation Agreement also provides for, among other things, a release of claims by Mr. Whaley in favor of the Company and its affiliates, continuing confidentiality and non-competition obligations applicable to Mr. Whaley under his existing Employee Proprietary Information and Invention Assignment Agreement and Confidential Disclosure Agreement with the Company, proprietary information and invention assignment obligations applicable to work product Mr. Whaley creates during the Advisory Period, and non-disparagement and cooperation obligations applicable to Mr. Whaley.

Mr. Whaley’s departure as Chief Financial Officer of the Company was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies, or practices. A copy of the Separation Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing summary of the terms of the agreement is subject to and qualified in its entirety by reference to the complete text of the Separation Agreement.

Item 7.01 Regulation FD Disclosure.

On June 16, 2023, the Company issued a press release announcing the departure of Mr. Whaley described by Item 5.02 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is being furnished to the Securities and Exchange Commission and shall not be deemed filed for any purpose.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Transition, Separation and Advisory Agreement between the Company and Nate Whaley dated June 14, 2023.
99.1	Press release dated June 16, 2023.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGIN MATERIALS, INC.

Dated: June 16, 2023

	By:	/S/ JOSHUA LEE
Joshua Lee
General Counsel